Exhibit 4.9

EXCHANGE AGENT AGREEMENT

This Exchange Agent Agreement (this “Agreement”) is entered into as of this     day of July, 2013 by and among Ryerson Inc. (“Ryerson”), a Delaware corporation, Joseph T. Ryerson & Son, Inc. (together with Ryerson, the “Company”), and Wells Fargo Bank, National Association, a national banking association having a corporate trust office in Minneapolis, Minnesota (hereinafter referred to from time to time as “Wells Fargo” or the “Exchange Agent”).

WHEREAS, Ryerson and JT Ryerson are offering to exchange all of their outstanding 9% Senior Secured Notes due 2017 (the “Senior Secured Notes”) for new 9% Senior Secured Notes due 2017 (the “Senior Secured Exchange Notes”), and all of their outstanding 11 1/4 % Senior Notes due 2018 (the “Senior Notes” and, together with the Senior Secured Notes, the “Notes”) for new 11 1/4 % Senior Notes due 2018 (the “Senior Exchange Notes” and, together with the Senior Secured Exchange Notes”, the “Exchange Notes”) upon the terms and subject to the conditions set forth in the Prospectus filed by the Company upon the effectiveness of the Registration Statement on Form S-4, initially filed on June 27, 2013 (as amended, the “Prospectus”), and the related Letter of Transmittal, which together, as they may be supplemented or amended from time to time, constitute the “Offer.” All capitalized terms not defined herein shall have the meaning ascribed to such term in the Offer;

WHEREAS, the Offer is expected to be commenced on July     , 2013. The Letter of Transmittal that accompanies the Offer (or in the case of book-entry securities, the Automated Tender Offer Program (“ATOP”) of DTC (as defined below)) is to be used by the holders of the Notes to accept the Offer. The Letter of Transmittal contains instructions with respect to the delivery of certificates for Notes tendered in connection therewith;

WHEREAS, the Offer shall expire at 5:00 p.m., New York City time, on July     , 2013, or on such subsequent date or time to which the Company may extend the Offer (the “Expiration Date”). Subject to the terms and conditions of the Offer, the Company expressly reserves the right to extend the Offer from time to time and may extend the Offer by giving oral (promptly confirmed in writing) or written notice to the Exchange Agent before 9:00 a.m., New York City time, on the business day following the scheduled Expiration Date;

WHEREAS, the Company expressly reserves the right, in its sole discretion, to (1) delay accepting any validly tendered Notes or (2) terminate or amend the Offer, in each case, by giving oral or written notice (any such oral notice to be promptly confirmed in writing) of such delay, termination or amendment to the Exchange Agent. Any such delay in acceptance, termination or amendment will be followed as promptly as practicable by a public announcement thereof by the Company.

NOW, THEREFORE, it is mutually agreed as follows:

1.	The Company hereby appoints Wells Fargo Bank, National Association as exchange agent in connection with the Offer, and the Exchange Agent hereby accepts its appointment as exchange agent in accordance with this Agreement.

2.	The Exchange Agent will perform such duties and only such duties as are specifically set forth in the section of the Prospectus captioned “The Exchange Offer” or as specifically set forth herein and no implied covenants or obligations shall be read into this Agreement against the Exchange Agent; provided, however, that in no way will your general duty to act in good faith be discharged by the foregoing.

3.	The Exchange Agent will establish a book-entry account at The Depository Trust Company (“DTC”), in connection with the Offer. Any financial institution that is a participant in the DTC system may make book-entry delivery of the Notes by causing DTC to transfer such Notes into the account maintained by the Exchange Agent, pursuant to this section, in accordance with DTC’s procedures for such transfer, and the Exchange Agent may effect a withdrawal of Notes through such account by book-entry movement. The account shall be maintained until all Notes tendered pursuant to the Offer shall have been either accepted for exchange or returned.

4.	The Exchange Agent shall examine each of the Letters of Transmittal and certificates for Notes (or confirmation of book-entry transfer into its account at DTC) and any other documents delivered or mailed to the Exchange Agent by or for holders of the Notes to ascertain whether: (a) the Letters of Transmittal and such other documents as may be required are duly executed and properly completed in accordance with instructions set forth therein; and (b) the Notes have otherwise been properly tendered. In each case where the Letter of Transmittal or any other document has been improperly completed or executed or any of the certificates for Notes are not in proper form for transfer or some other irregularity in connection with the acceptance of the Offer exists, the Exchange Agent will endeavor to inform the presenters of the need for fulfillment of the requirements and to take any other action as may be reasonably necessary or advisable to cause such irregularity to be corrected. The Exchange Agent shall have no other responsibility with respect to such irregularities.

5.	With the approval of the Chief Executive Officer, Chief Financial Offer or Vice President and Managing Counsel of the Company (such approval, if given orally, to be promptly confirmed in writing), or any other party designated in writing by such officer of the Company, the Exchange Agent is authorized to waive any irregularities in connection with any tender pursuant to the Offer.

6.	Tenders of Notes may be made only as set forth in the section of the Prospectus captioned “The Exchange Offer- How To Tender” and Notes shall be considered properly tendered or delivered to the Exchange Agent only when tendered in accordance with the procedures set forth therein.

7.	Notwithstanding the provisions of Section 5 of this Agreement, Notes that the Chief Executive Officer, Chief Financial Offer or Vice President and Managing Counsel of the Company shall approve as having been properly tendered shall be considered to be properly tendered (such approval, if given orally, shall be promptly confirmed in writing).

8.	The Exchange Agent shall advise the Company with respect to any Notes received subsequent to the Expiration Date and accept its written instructions with respect to the disposition of such Notes.

9.	The Exchange Agent shall accept tenders:

(a)	in cases where the Notes are registered in two or more names only if signed by all named holders;

(b)	in cases where the signatory (as indicated on the Letter of Transmittal) is acting in a fiduciary or a representative capacity only when proper evidence of its authority to so act is submitted; and

(c)	from persons other than the registered holder of Notes, provided that customary transfer requirements, including, but not limited to, signature guarantees from DTC participants are fulfilled, and applicable transfer taxes, if any, are paid.

Exchange Agent shall accept partial tenders of Notes (only to the extent that the partial tender is equal to $2,000 in aggregate principal amount or an integral multiple of $1,000 in excess thereof) and deliver certificates for Notes (or effect appropriate book-entry transfers) to the registrar for split-up and return any untendered Notes to the holder (or such other person as may be designated in the Letter of Transmittal or, in the case of book-entry transfer, the agent’s message) as promptly as practicable after expiration or termination of the Offer.

10.	Upon satisfaction or waiver of all of the conditions to the Offer, the Company will notify the Exchange Agent (such notice, if given orally, to be promptly confirmed in writing) of its acceptance, promptly after the Expiration Date, of all Notes properly tendered indicating the aggregate principal amount of Notes accepted. The Exchange Agent, on behalf of the Company, will exchange, in accordance with the terms hereof, accepted Notes for Exchange Notes and cause such Notes to be cancelled. Delivery of the Exchange Notes will be made on behalf of the Company by the Exchange Agent at the rate of $1,000 principal amount of Exchange Notes for each $1,000 principal amount of the corresponding series of Notes tendered promptly after notice (such notice if given orally, to be promptly confirmed in writing) of acceptance of such Notes by the Company; provided, however, that no Notes of $2,000 or less shall be accepted in part; provided further, however that in all cases, Notes tendered pursuant to the Offer will be exchanged only after timely receipt by the Exchange Agent of certificates for such Notes (or confirmation of book-entry transfer into its account at DTC), a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) with any required signature guarantees and any other required documents, or an agent’s message in lieu thereof. The Exchange Agent shall issue Exchange Notes only in denominations of $2,000 or any integral multiple of $1,000 in excess thereof.

11.	Notes tendered pursuant to the Offer are irrevocable, except that, subject to the terms and upon the conditions set forth in the Prospectus and the Letter of Transmittal, Notes tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date.

12.	The Company shall not be required to exchange any Notes tendered if any of the conditions set forth in the Offer are not met. Notice of any decision by the Company not to exchange any Notes tendered shall be given (such notice, if given orally, to be promptly confirmed in writing) by the Company to the Exchange Agent.

13.	If, pursuant to the Offer, the Company does not accept for exchange all or part of the Notes tendered, the Exchange Agent shall as soon as practicable after the expiration or termination of the Offer return those certificates representing Notes not accepted for exchange (or effect appropriate book-entry transfer), together with any related required documents and the Letters of Transmittal relating thereto that are in the Exchange Agent’s possession, to the persons who deposited them (or effected such book-entry transfer).

14.	All certificates for Exchange Notes and Notes not accepted for exchange shall be forwarded by first-class mail or (in the cases of Notes tendered by book-entry transfer) by book-entry transfer to the DTC account specified by the holder of the Notes in the Letter of Transmittal (or agent’s message in lieu thereof).

15.	The Exchange Agent is not authorized to pay or offer to pay any concessions, commissions or solicitation fees to any broker, dealer, commercial bank, trust company or other persons or to engage or utilize any person to solicit tenders.

16.	The Exchange Agent:

(a)	shall not be liable for any act or omission by it unless such act or omission constitutes gross negligence, willful misconduct or; in no event shall the Exchange Agent be liable to a securityholder, the Company or any third party for special, punitive, indirect or consequential damages, including but not limited to lost profits, irrespective of whether the Exchange Agent has been advised of the likelihood of such loss or damage and regardless of the form of action arising in connection with this Agreement;

(b)	shall have no duties or obligations other than those specifically set forth herein or in the section of the Prospectus captioned “The Exchange Offer” or in the Letter of Transmittal, or as may be subsequently agreed to in writing between Exchange Agent and the Company; provided however, that in no event will the Exchange Agent’s general duty to act in good faith be discharged by the foregoing;

(c)	makes no representations and has no responsibility for the validity, sufficiency, value or genuineness of any of the certificates or the Notes represented thereby deposited with Exchange Agent pursuant to the Offer, and will not be required to and will make no representation as to the validity, sufficiency, value or genuineness of the Offer;

(d)	shall not be obligated to take any action hereunder which might in the Exchange Agent’s judgment involve any risk of expense, loss or liability, unless it shall have been furnished with indemnity and/or security reasonably satisfactory to it;

(e)	may conclusively rely on and shall be protected in acting or refraining from acting upon any tender, statement, request, document, certificate, agreement, opinion, notice, letter or other instrument whatsoever not only as to its due execution and validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which Exchange Agent shall in good faith reasonably believe to be genuine and to have been signed or presented by the proper person or persons;

(f)	may conclusively rely on and shall be protected in acting or refraining from acting upon written or oral instructions from any officer of the Company;

(g)	may consult with counsel of its selection, including its in-house counsel, with respect to any questions relating to its duties and responsibilities and the advice or opinion of such counsel, or any opinion of counsel to the Company provided to the Exchange Agent shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by the Exchange Agent hereunder in accordance with the advice or opinion of such counsel;

(h)	will not advise any person tendering Notes pursuant to the Offer as to whether to tender or refrain from tendering all or any portion of Notes or as to the market value, or the decline or appreciation in market value of any Notes;

(i)	may perform any duties hereunder either directly or by or through agents and attorneys and the Exchange Agent shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with due care by it hereunder; and

(j)	the Company and the Exchange Agent agree that the Exchange Agent may seek adjudication of any adverse claim, demand or controversy over its person, in either a Federal or State court located in the State and County where either the Exchange Agent’s corporate trust office or the administrative offices of the Company are located; the parties agree that service of process by certified or registered mail, return receipt requested, to the address referred to in Section 31 of this Agreement shall constitute adequate service. The Company and the Exchange Agent further agree that the Exchange Agent has the right to interplead into a court of competent jurisdiction to determine the rights of any Person claiming any interest herein.

17.	The Exchange Agent shall take such action as may from time to time be requested by the Company (and such other action as the Exchange Agent may deem appropriate) to furnish copies of the Prospectus, Letter of Transmittal and the Notice of Guaranteed Delivery (as described in the Prospectus) or such other forms as may be approved from time to time by the Company to all persons requesting such documents and to accept and comply with reasonable telephone requests for information relating to the Offer, provided that such information shall relate only to the procedures for accepting (or withdrawing from) the Offer. All other requests for information relating to the Offer shall be directed to the Company, Attention: Vice President and Managing Counsel. The Company will promptly furnish the Exchange Agent with copies of such documents at its request.

18.	The Exchange Agent is authorized to cooperate with and to furnish information to any organization (and its representatives) designated from time to time by the Company in the manner directed or authorized by the Company in connection with the Offer and any tenders thereunder.

19.	Up to and including the Expiration Date, the Exchange Agent shall send by email or facsimile transmission to Michael Arnold, Edward Lehner and Mark Silver, the Chief Executive Officer, Chief Financial Officer and Vice President and Managing Counsel of the Company, respectively, and Joseph Antignani of Willkie Farr & Gallagher LLP (at the email addresses mike.arnold@ryerson.com, eddie.lehner@ryerson.com, mark.silver@ryerson.com and jantignani@willkie.com, respectively), and such other person or persons as the Company may request weekly (and more frequently during the week immediately preceding the Expiration Date, if requested), a report of activity, if any, including as to the aggregate principal amount of Notes which have been tendered pursuant to the Offer and the items received by the Exchange Agent pursuant to this Agreement, separately reporting and giving cumulative totals as items properly received and items improperly received. In addition, the Exchange Agent also will inform, and cooperate in making available to, the Company or any such other person or persons upon oral request made from time to time prior to the Expiration Date of such other information as they may reasonably request. Such cooperation shall include, without limitation, the granting by the Exchange Agent to the Company and such person as the Company may request, of access to those persons on the Exchange Agent’s staff who are responsible for receiving tenders, in order to ensure that promptly prior to the Expiration Date and each other Expiration Date, if any, the Company shall have received information in sufficient detail to enable it to decide whether to extend the Offer. The Exchange Agent shall then prepare a final list of all persons whose tenders were accepted, the principal amount of Notes tendered and the amount accepted, taking into account any Notes that the Company advised the Exchange Agent were not accepted as a result of proration, and deliver such list to the Company.

20.	Letters of Transmittal and Notices of Guaranteed Delivery (when received by the Exchange Agent) shall be stamped by Exchange Agent as to the date, and, after the expiration of the Offer, the time, of receipt thereof and shall be preserved by Exchange Agent for a period of time at least equal to the period of time Exchange Agent preserves records pertaining to the transfer of securities. Exchange Agent shall dispose of unused Letters of Transmittal and other surplus materials in accordance with its customary procedures.

21.	For services rendered hereunder, the Exchange Agent shall be entitled to such compensation as shall be agreed to in writing between the Company and the Exchange Agent and the Company promises to pay such compensation and to reimburse the Exchange Agent for the reasonable out-of-pocket expenses (including attorneys’ and other professionals’ fees and expenses) incurred by it in connection with the services rendered by it hereunder. The provisions of this section shall survive the termination of this Agreement.

22.	Exchange Agent hereby acknowledges receipt of the relevant offering materials, including, but not limited to, the Prospectus and the Letter of Transmittal, which may be received via electronic transmission in PDF format.

23.	The Company agrees to indemnify the Exchange Agent for, and to hold it harmless against, any and all loss, liability, damage, claim, cost or expense, including reasonable attorneys’ fees and expenses (including the reasonable costs and expenses of defending against any claim of liability, regardless of who asserts such claim), incurred by the Exchange Agent that arises out of or in connection with its accepting appointment as, or acting as, Exchange Agent hereunder, except such losses, liabilities, damages, claims, costs or expenses as may result from the gross negligence, willful misconduct of the Exchange Agent. The Exchange Agent shall incur no liability and shall be indemnified and held harmless by the Company for, or in respect of, any actions taken, omitted to be taken or suffered to be taken in good faith by it in reliance upon any signature, endorsement, assignment, certificate, order, request, notice, instruction or other instrument or document believed by the Exchange Agent to be genuine and presented by the proper person or persons and in accepting any tender or effecting any transfer of Notes reasonably believed by Exchange Agent in good faith to be authorized, and in delaying or refusing in good faith to accept any tenders or effect any transfer of Notes; provided however, that the Company shall not be liable for indemnification for any loss, liability, cost or expense, including attorneys’ fees and expenses, to the extent arising out of or in connection with your gross negligence, willful misconduct or.. The Exchange Agent shall notify the Company, by letter or facsimile transmission, of a claim against the Exchange Agent or of any other action commenced against the Exchange Agent, promptly after the Exchange Agent shall have received written notice thereof. The Company shall be entitled to participate at its own expense in the defense of any such claim or other action and, if the Company so elects, the Company shall assume the defense of any suit brought to enforce any such claim. In the event that the Company shall assume the defense of any such suit, the Company shall not be liable for the fees and expenses of any additional counsel thereafter retained by the Exchange Agent, so long as the Company shall retain counsel satisfactory to the Exchange Agent; provided, that the Company shall not be entitled to assume the defense of any such action if the named parties to such action include both the Exchange Agent and the Company and representation of both parties by the same legal counsel would, in the written opinion of the Exchange Agent’s counsel, be inappropriate due to actual or potential conflicting interests between the Exchange Agent and the Company. The Exchange Agent shall not enter into a settlement or other compromise with respect to any indemnified loss, liability or expense without the prior written consent of the Company, which shall not be unreasonably withheld. The provisions of this paragraph shall survive the termination of this Agreement.

24.	Exchange Agent shall arrange to comply with all applicable withholding and tax reporting requirements under the tax laws of the United States, including those relating to missing Tax Identification Numbers, and shall file any appropriate reports with the Internal Revenue Service as directed in writing by the Company.

25.	Exchange Agent shall deliver or cause to be delivered in a timely manner to each governmental authority to which any transfer taxes are payable in respect of the transfer of Notes to the Company, the Company’s payment in the amount of all transfer taxes so payable; provided, however, that Exchange Agent shall reimburse the Company for amounts refunded to Exchange Agent in respect of Exchange Agent payment of any such transfer taxes, at such time as such refund is received by Exchange Agent.

26.	Any entity into which the Exchange Agent may be merged with or which it may be consolidated, or any entity resulting from any merger, conversion or consolidation to which the Exchange Agent shall be a party, or any entity succeeding to all or substantially all the corporate trust assets or business of the Exchange Agent shall be the successor Exchange Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto except where an instrument of transfer or assignment is required by law to effect such succession, anything herein to the contrary notwithstanding.

27.	This Agreement and the Exchange Agent’s appointment hereunder shall be construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such state, and without regard to conflicts of laws principles thereof. This Agreement shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of each of the parties hereto and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Without limiting the foregoing, the parties hereto expressly agree that no holder of the Notes or Exchange Notes shall have any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. The Exchange Agent may assign or transfer its rights under this Agreement to any of its affiliates without the prior written consent of any party hereto, provided that the Exchange Agent shall notify the Company in writing of such assignment or transfer promptly following the effectiveness thereof. For purposes of this Section, “affiliate” means any Person that directly or indirectly controls, or is under common control with, or is controlled by, the Exchange Agent, provided that “control” (including its correlative meanings — “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

28.	EACH PARTY, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY RIGHT IT MIGHT HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.

29.	This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Agreement as to the parties hereto and may be used in lieu of the original Agreement for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

30.	In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

31.	This Agreement shall not be amended, in whole or in part, except by a written instrument signed by the Company and the Exchange Agent. This Agreement may not be modified orally or by electronic mail (other than in PDF format).

32.	Unless otherwise provided herein, all notices, requests and other communications to any party hereunder shall be in writing (including facsimile and electronic transmission in PDF format) and shall be given to such party, addressed to it, at its address or facsimile number set forth below:

If to the Company:

Ryerson Inc.

227 W. Monroe, 27th Floor

Chicago, Illinois 60606

Attention: Mark Silver, Vice President and Managing Counsel

Email: Mark.Silver@ryerson.com

with a copy to:

Cristopher Greer, Esq.

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Fax: (212)-728-9000

If to the Exchange Agent:

Wells Fargo Bank, National Association

Mac N9311-110

625 Marquette Ave

Minneapolis, MN 55479

Attention: Corporate Trust Services/Ryerson Account Manager Facsimile: 612-667-9825

Email: lynn.m.steiner@wellsfargo.com

33.	This Agreement, the Prospectus and the Letter of Transmittal constitute the entire agreement between the parties hereto. Any inconsistency between this Agreement, on the one hand, and the Prospectus and the Letter of Transmittal (as they may be amended from time to time), on the other hand, shall be resolved in favor of the latter two documents, except with respect to Exchange Agent duties, liabilities, compensation and indemnification as Exchange Agent.

34.	Unless terminated sooner, this Agreement shall terminate 90 days following the Expiration Date. Notwithstanding the foregoing, Sections 21 and 23 shall survive the termination of this Agreement. Upon any termination of this Agreement, Exchange Agent shall promptly deliver to the Company any certificates for Notes, funds or property then held by Exchange Agent as Exchange Agent under this Agreement.

35.	This Agreement shall be binding and effective as of the date hereof.

36.	In no event shall either party hereto be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused, directly or indirectly, by forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services. Each of the Company and the Exchange Agent shall use commercially reasonable efforts, consistent with accepted practices in its respective industry, to resume performance as soon as practicable under the circumstances.

37.	The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. Patriot Act, the Exchange Agent, in order to help fight the funding of terrorism and prevent money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Exchange Agent. The parties to this Agreement agree that they will provide the Exchange Agent with such information as it may request in order for the Exchange Agent to satisfy the requirements of the U.S.A. Patriot Act.

[Signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Exchange Agent Agreement to be executed by their respective officers, hereunto duly authorized, as of the day and year first above written.

RYERSON INC.

By:

Name:
Title:

JOSEPH T. RYERSON & SON, INC.

By:

Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Exchange Agent

By:

Name:	Lynn M. Steiner
Title:	Vice President